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                                                                     EXHIBIT 5.1


                         [YIGAL ARNON & CO. LETTERHEAD]


                                  JUNE 19, 2000

LanguageWare.net (Company) Ltd.
102 South Tejon, Suite 320
Colorado Springs, Colorado 80903

Dear Sir and Madam:

         We refer to the Registration Statement on Form S-2 (the "Registration Statement"), filed by LanguageWare.net (Company) Ltd. (the "Company") with the Securities and Exchange Commission for the purpose of registering under the United States Securities Act of 1933, as amended, 78,749,832 of the Company's Ordinary Shares, nominal value NIS .01 (the "Shares").

         As Israeli counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. Upon the basis of such examination, we advise you that in our opinion, (a) the 71,305,388 Shares which are presently outstanding are duly authorized, legally issued, fully paid and nonassessable; and (b) upon exercise of the warrants described in such Registration Statement, and payment made as required by such warrants, the Shares which will thereupon be issued will be duly authorized, legally issued, fully paid and nonassessable.

         We are members of the Israeli bar, and the opinion expressed herein is limited to questions arising under the laws of the State of Israel. We disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement.

                                            Very truly yours,

                                            Yigal Arnon & Co.